Exhibit 23

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on and Form S-8 (No. 333-175120) of Diversified Restaurant Holdings, Inc. of our reports dated March 11, 2016, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Diversified Restaurant Holdings, Inc., which appear in this Form 10-K.

/s/ BDO USA, LLP
Troy, Michigan
March 11, 2016